Exhibit 10.3
FORM OF

RXO, INC.
SEVERANCE PLAN
SECTION 1
PURPOSE OF THE PLAN
The Board of Directors (the “Board”) of RXO, Inc. (the “Company”) desires to provide financial assistance to select executives upon certain terminations of employment in accordance with the terms and conditions of the RXO, Inc. Severance Plan (this “Plan”).
The Board also recognizes that the possibility of a Change in Control (as defined in Section 2.6) of the Company, and the uncertainty it could create, may result in the loss or distraction of executives of the Company to the detriment of the Company and its shareholders. The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders. The Board also believes that when a Change in Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from executives regarding the best interests of the Company and its shareholders without concern that employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change in Control.
Therefore, in order to fulfill the above purposes, the Plan was adopted by the Board and shall become effective on the Effective Date (as defined in Section 2.13).
SECTION 2
DEFINITIONS
Certain capitalized terms used herein have the definitions given to such terms in the first place in which they are used. As used herein, the following capitalized words and phrases shall have the following respective meanings:
2.1    “Affiliate” means any entity controlled by, controlling or under common control with the Company.
2.2    “Annual Base Salary” means the annual base salary paid or payable, including any base salary that is subject to deferral, to the Participant by the Company or any of the Affiliates at the rate in effect immediately prior to the Date of Termination or, if the Date of Termination is during a Change in Control Period, the rate in effect (or required to be in effect before any diminution that is a basis of the Participant’s termination for Good Reason) immediately prior to the Change in Control, or, if higher, immediately prior to the Date of Termination.
2.3    “Benefit Continuation Period” means (a) with respect to the CEO, a period of eighteen (18) months following the Date of Termination and (b) with respect to all other Participants, a period of twelve (12) months following the Date of Termination.

2.4    “Cause” shall means (a) the Participant’s dereliction of duties or gross negligence or failure to perform his duties or refusal to follow any lawful directive of the officer to whom he reports; (b) the Participant’s abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects his performance of duties for the Company or an Affiliate; (c) the Participant’s commission of any fraud, embezzlement, theft or dishonesty or any deliberate misappropriation of money or other assets of the Company or an Affiliate; (d) the Participant’s breach of any fiduciary duties of the Company or any Affiliate; (e) any act, or failure to act, by the Participant in bad faith to the detriment of the Company or an Affiliate; (f) the Participant’s failure to cooperate in good faith with a governmental or internal investigation of the Company or an Affiliate or any of its directors, managers, officers or employees, if the Company requests the Participant’s cooperation; (g) the Participant’s failure to follow Company policies, including the Company’s code of conduct and/or ethics policy, as may be in effect from time to time; (h) the Participant’s conviction of, or plea of nolo contendere to, a felony or any serious crime; provided that in cases where cure is possible, the Participant shall first be provided with a 15-day cure period; or (i) other than during a Change in Control Period, any other matter which the Company or as relevant Affiliate reasonably considers justifies or would justify the Participant's summary dismissal including without limitation in accordance with the Participant's contract of employment or local law.
2.5    “CEO” means the Chief Executive Officer of the Company.
2.6    “Change in Control” shall mean any of the following:
(i)    during any period, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination by the Board for election by the Company’s stockholders, was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person (as defined below) other than the Board (including without limitation any settlement thereof);
(ii)    the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction (but not, for the avoidance of doubt, a sale of assets) involving the Company (each, a “Reorganization”) if such Reorganization requires the approval of the Company’s stockholders under the law of the Company’s jurisdiction of organization (whether such approval is required for such Reorganization or for the issuance of securities of the Company in such Reorganization), unless, immediately following such Reorganization, (1) individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such

Reorganization continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization (including a corporation that, as a result of such transaction, owns the Company either directly or through one or more Subsidiaries) (the “Continuing Company”) in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization (excluding, for such purposes, any outstanding voting securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Reorganization as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization other than the Company), (2) no “person” (as such term is used in Section 13(d) of the Exchange Act) (each, a “Person”) (excluding (x) any employee benefit plan (or related trust) sponsored or maintained by the Continuing Company or any corporation controlled by the Continuing Company and (y) any one or more Specified Stockholders) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the Continuing Company and (3) at least 50% of the members of the board of directors of the Continuing Company (or equivalent body) were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization;
(iii)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company unless such liquidation or dissolution is part of a transaction or series of transactions described in paragraph (ii) above that does not otherwise constitute a Change of Control; or
(iv)    any Person, corporation or other entity or “group” (as used in Section 14(d)(2) of the Exchange Act) (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate, (C) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities or (D) any one or more Specified Stockholders, including any group in which a Specified Stockholder is a member) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (y) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or any acquisition by a pledgee of Company Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (z) any acquisition pursuant to a Reorganization that does not constitute a Change in Control for purposes of subparagraph (ii) above.

2.7    “Change in Control Period” means the period commencing on, and including, the date of a Change in Control and ending on, and including, the second anniversary of the date of such Change in Control.
2.8    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.9    “Committee” means the Compensation Committee of the Board.
2.10    “Company” means RXO, Inc. and any successor(s) thereto or, if applicable, the ultimate parent of any such successor.
2.11    “Date of Termination” means the date of receipt of a Notice of Termination from the Company or the Participant, as applicable, or any later date specified in the Notice of Termination (subject to the notice and cure periods in the definition of Good Reason). If the Participant’s employment is terminated by reason of death, the Date of Termination shall be the date of death of the Participant. If the Participant’s employment is terminated by reason of Disability, the Date of Termination shall be the date on which the Participant becomes eligible for benefits under the Company’s (or as, relevant, any Affiliate's) long-term disability plan. Notwithstanding the foregoing, in no event shall the Date of Termination of any U.S. Taxpayer Participant occur until such U.S. Taxpayer Participant experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”
2.12    “Disability” shall have the meaning given to such term in the Company’s (or as, relevant, any Affiliate's)long -term disability plan applicable to the Participant.
2.13    “Effective Date” means the date on which the Separation (as defined in Section 2.24) occurs.
2.14    “Good Reason” means the occurrence of any of the following events or circumstances during a Change in Control Period and without the Participant’s prior written consent:
(a)    A material reduction of the Participant’s Annual Base Salary from that in effect immediately prior to the Change in Control (or if higher, that in effect at any time thereafter), other than pursuant to a general reduction in Annual Base Salary that applies on a uniform basis to all similarly situated executives of the Company or, as relevant, the Affiliate which employs the Participant;
(b)    A material reduction in the Participant’s target annual cash bonus opportunity from that in effect immediately prior to the Change in Control (or, if higher, that in effect at any time thereafter);
(c)    A material, adverse change in the Participant’s title, reporting relationship, authority, duties, or responsibilities from those in effect immediately prior to the Change in Control;

(d)    The Company’s requirement that the Participant be based at a location that is more than 50 miles from the location of the Participant’s employment immediately prior to the Change of Control; or
(e)    The failure of the Company to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under this Plan with respect to the Participant.
In order to invoke a termination for Good Reason, the Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (a) through (e) within 90 days of the initial existence of such condition, describing in reasonable detail such condition, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within 30 days following the earlier of (i) the end of the Cure Period, or (ii) the date the Company provides written notice to the Participant that it does not intend to cure such condition. The Participant’s mental or physical incapacity following the occurrence of an event described above in clauses (a) through (e) shall not affect the Participant’s ability to terminate employment for Good Reason and the Participant’s death following delivery of a Notice of Termination for Good Reason shall not affect the Participant’s estate’s entitlement to the severance payments and benefits provided hereunder upon a termination of employment for Good Reason.
2.15    “Multiple” means (a) for the CEO, two and one-half (2.5) and (b) for all other Participants, two (2).
2.16    “Notice of Termination” means a written notice delivered to the other party that (a) indicates the specific termination provision in this Plan relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and (c) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice or 90 days in the case of a termination for Good Reason). Any termination by the Company for Cause or by the Participant for Good Reason shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 10.6 of this Plan. The failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, hereunder or preclude the Participant or the Company, respectively, from asserting such fact or circumstance in enforcing the Participant’s or ]the Company’s respective rights hereunder. For the avoidance of doubt, any notice served under the Plan will not affect the Company's or any Affiliate's ability to exercise any of its rights in relation to termination or notice under the relevant Participant's contract of employment.

2.17    “Participant” means (a) the CEO, (b) each other executive officer of the Company, and (c) any other executive employed by the Company or any Affiliate who is selected by the Committee for participation in the Plan and notified of the same in writing.
2.18    “Plan” means this RXO, Inc. Severance Plan.
2.19    “Qualifying CIC Termination” means any termination of a Participant’s employment, during a Change in Control Period (a) by the Participant for Good Reason or (b) by the Company or as relevant any Affiliate other than for Cause, death or Disability.
2.20    “Qualifying Non-CIC Termination” means any termination of a Participant’s employment (a) by the Company or as relevant any Affiliate other than for Cause, death or Disability and (b) that is not a Qualifying CIC Termination.
2.21    “Salary Continuation Period” means (a) with respect to the CEO, the period of eighteen (18) months immediately following the Date of Termination and (b) with respect to all other Participants, the period of twelve (12) months immediately following the Date of Termination.
2.22    “Target Annual Bonus” means the Participant’s target annual cash bonus in effect immediately prior to the Date of Termination or if the Date of Termination is during a Change in Control Period, the Participant’s target annual cash bonus in effect (or required to be in effect before any diminution that is a basis of the Participant’s termination for Good Reason) immediately prior to the Change in Control, or, if higher, immediately prior to the Date of Termination.
2.23    “Separation” means the separation of the Company from XPO Logistics, Inc. pursuant to which the Company becomes a separate publicly traded company.
2.24    “Specified Stockholder” means Brad Jacobs, Jacobs Private Equity LLC and its Affiliates, or any other entity or organization controlled, directly or indirectly, by Brad Jacobs.
2.25    “Subsidiary” means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its voting securities.
2.26    “U.S. Taxpayer Participant” means any Participant whose compensation income is subject to taxation in the United States of America.
SECTION 3
SEPARATION BENEFITS
3.1    Qualifying Non-CIC Termination. If a Participant experiences a Qualifying Non-CIC Termination, the Company shall pay or provide to the Participant the following payments and benefits at the time or times set forth below, subject to Section 9 and subject to (other than in the case of the Accrued Obligations and Other Benefits) the Participant’s execution of a general release of claims and settlement agreement in the form delivered to the Participant by the Company or as relevant Affiliate on or within 5 days after the Date of Termination (the “Release

Agreement”) and return of all property of the Company and its Affiliates including any laptops or other electronic devices (with the data intact) and such Release Agreement becoming effective and irrevocable in accordance with its terms no later than the sixtieth (60th) day following the Date of Termination:
(a)    a lump sum payment in cash payable within 30 days following the Date of Termination, equal to the sum of (A) the Participant’s accrued but unpaid Annual Base Salary through the Date of Termination, (B) any annual incentive payment earned by the Participant for a performance period that was completed prior to the Date of Termination where such payment remains due and outstanding, (C) any accrued and unused vacation pay or other paid time off, and (D) subject to any expenses policy in force from time to time, any business expenses incurred by the Participant that are unreimbursed as of the Date of Termination, in each case, to the extent not theretofore paid (the sum of the amounts described in clauses (A), (B), (C) and (D) shall be hereinafter referred to as the “Accrued Obligations”); provided that, for any U.S. Taxpayer Participant, notwithstanding the foregoing, in the case of clauses (A) and (B), if such U.S. Taxpayer Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Base Salary or annual incentive payment described in clause (A) or (B) above, then for all purposes of this Section 3 (including, without limitation, Section 3.1(a) and 3.2(a)), such deferral election, and the terms of the applicable arrangement, shall apply to the same portion of the amount described in such clauses (A) or (B), and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below);
(b)    a lump sum payment payable in cash no later than 70 days following the Date of Termination equal to the product of (A) the Target Annual Bonus and (B) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs from the first day of such fiscal year to and including the Date of Termination, and the denominator of which is the total number of days in such fiscal year, reduced by any annual bonus payment to which the Participant has been paid or is otherwise entitled, in each case, for the same period of service, and subject to any applicable deferral election on the same basis as set forth in the proviso to Section 3.1(a) (the “Prorated Bonus”);
(c)    continuation of Annual Base Salary for the Salary Continuation Period paid to the Participant ratably over the Salary Continuation Period in accordance with the Company’s (or as relevant Affiliate's) regularly scheduled payroll dates; provided that any payments due within 70 days following the Date of Termination shall be paid on the first payroll date coincident with or immediately following the 70th day immediately following the Date of Termination;
(d)    at the option of the Company, either (1) for the Benefit Continuation Period, healthcare benefit coverage to the Participant (and the Participant’s dependents who were covered by healthcare benefit coverage (including medical, prescription, dental and vision) pursuant to a plan sponsored by the Company or an Affiliate as of immediately prior to the Date of Termination, if any (the “eligible dependents”)), with the requirement for the Participant (or the eligible dependents) to pay a monthly premium at the active employee rate for such healthcare benefit coverage as if the Participant had continued employment with the Company during the Benefit Continuation Period; provided that, for any U.S. Taxpayer Participant, the receipt of such heath care benefit shall be conditioned upon the Participant making a timely election to receive COBRA coverage provided to former employees under Section 4980B of the Code and continuing such coverage during the Benefit Continuation Period so long as it is available or (2) a cash lump sum payment equal to the amount of the employer contribution, based on the rates and coverage elections in effect at the Date of Termination, that would be been provided towards healthcare benefit coverage for the Participant and the Participant’s eligible dependents during the Benefit Continuation Period had the Participant remained employed with the Company or as relevant Affiliate during such period (the “Healthcare Benefits”); and
(e)    to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and the Affiliated Entities, including amounts credited to the Participant’s account under any deferred compensation plan, payable pursuant to the terms of such plan, program, policy or practice (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
3.2    Qualifying CIC Termination. If a Participant experiences a Qualifying CIC Termination, the Company shall pay or provide to the Participant the following payments and benefits at the time or times set forth below, subject to Section 9 and subject to (other than in the case of the Accrued Obligations and Other Benefits) the Participant’s execution of a Release Agreement (provided that such Release Agreement shall not contain any new or additional restrictive covenants), and return of all property of the Company and its Affiliates including any laptops or other electronic devices (with the data intact) and such Release Agreement becoming effective and irrevocable in accordance with its terms no later than the seventieth (70th) day following the Date of Termination:
(a)    a lump sum payment in cash payable within 30 days following the Date of Termination equal to the Accrued Obligations;
(b)    a lump sum payment in cash payable within 70 days of the Date of Termination equal to the Prorated Bonus;
(c)    a lump sum payment in cash payable within 70 days of the Date of Termination equal to the product of (1) the Multiple and (2) the sum of (A) the Participant’s Annual Base Salary and (B) the Target Annual Bonus;
(d)    the Healthcare Benefits; and

(e)    Other Benefits payable pursuant to the terms of such plan, program, policy or practice or contract or agreement.
For U.S. Taxpayer Participant, then notwithstanding the foregoing, with respect to any payment or benefit that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code, if the Change in Control does not constitute an event described in Section 409A(a)(2)(v) of the Code and the regulations thereunder, then solely to the extent necessary to avoid the application of additional taxes and penalties on such payment or benefit under Section 409A of the Code, such payment or benefit shall be paid or provided on the same schedule that would have applied to such payment or benefit in connection with a Qualifying Non-CIC Termination.
SECTION 4
GOLDEN PARACHUTE EXCISE TAX
4.1    The provisions of this Section 4 shall apply to U.S. Taxpayer Participants only.
4.2    If a Participant has a Qualifying CIC Termination, anything in this Plan to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Participant to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Plan (the “Plan Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Plan Payments shall be so reduced only if the Accounting Firm determines that the Participant would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Plan Payments were so reduced. If the Accounting Firm determines that the Participant would not have a greater Net After-Tax Receipt of aggregate Payments if the Plan Payments were so reduced, the Participant shall receive all Plan Payments to which the Participant is entitled hereunder.
4.3    If the Accounting Firm determines that aggregate Plan Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 4 shall be binding upon the Company and the Participant and shall be made as soon as reasonably practicable and in no event later than 15 days following the Date of Termination. For purposes of reducing the Plan Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Plan (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the Plan Payments and benefits that have a Parachute Value in the following order: Section 3.2(b), Section 3.2(c), Section 3.2(e) and Section 3.2(d) in each case, beginning with payments or benefits that do not constitute non-qualified deferred compensation and reducing payments or benefits in reverse chronological order beginning with those that are to be paid or provided the farthest in time from the Date of Termination, based on the Accounting Firm’s determination. All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.

4.4    To the extent requested by the Participant, the Company shall cooperate with the Participant in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Participant (including, without limitation, the Participant’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.
4.5    The following terms shall have the following meanings for purposes of this Section 4:
(a)    “Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder, which firm shall not, without the Participant’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.
(b)    “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Participant in the relevant tax year(s).
(c)    “Parachute Value” of a Payment shall mean the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.
(d)    “Payment” shall mean any payment, benefit or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid, payable or provided pursuant to this Plan or otherwise.
(e)    “Safe Harbor Amount” shall mean the maximum Parachute Value of all Payments that the Participant can receive without any Payments being subject to the Excise Tax.

4.6    The provisions of this Section 4 shall survive the expiration of this Plan.
SECTION 5
NONDUPLICATION; LEGAL FEES; NON-EXCLUSIVITY OF RIGHTS
5.1    Offset for Other Employment or Work. Any compensation earned by a Participant from any other work, whether as an employee or an independent contractor, during the Salary Continuation Period or in the case of a Qualifying CIC Termination, during the period of time represented by the severance multiple (i.e., two and one half (2.5) equates to 30 months from the Date of Termination and two (2) equates to twenty four-months from the Date of Termination) (the “Severance Period”) shall reduce on a dollar for dollar (or as relevant the local country currency) basis, the amount paid by the Company under Section 3.1 or 3.2, as applicable. To the extent that compensation under Section 3.1 or 3.2 is already received by the Participant from the Company in a lump sum payment or otherwise and there is no further compensation that may be reduced, the Participant shall immediately on demand repay the Company on an after-tax basis the amount that should have been reduced as determined in writing by the Company. The Participant shall notify the Company in writing within 7 days if such Participants earns any compensation during the Severance Period.
5.2    Nonduplication. The amount of any payment under Section 3.1(c) and 3.2(c) of this Plan will be offset and reduced (but not below zero) by the full amount and/or value of any severance benefits, compensation and benefits provided during any notice period, pay in lieu of notice, mandated termination indemnities, or similar benefits that the Participant may separately be entitled to receive from the Company or any Affiliate based on any employment agreement, confidential information protection agreement or other contractual obligation (whether individual or union/works council) or statutory scheme. If a U.S. Taxpayer Participant’s employment is terminated because of a plant shut-down or mass layoff or other event to which the Worker Adjustment and Retraining Notification Act of 1988 or similar state law (collectively, “WARN”) applies, then the amount of the severance payment under Section 3.1(c) and 3.2(c) of this Plan to which the Participant is entitled shall be reduced, dollar for dollar, by the amount of any pay provided to the Participant in lieu of the notice required by WARN, and the Benefits Continuation Period shall be reduced for any period of benefits continuation or pay in lieu thereof provided to Participant due to the application of WARN.
5.3    Legal Fees. Solely during the Change in Control Period, the Company agrees to pay as incurred (within 10 business days following the Company’s receipt of an invoice from the Participant), to the full extent permitted by law, all legal fees and expenses that the Participant may reasonably incur as a result of any contest by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest (regardless of the outcome) by the Participant about the amount of any payment pursuant to this Plan) (each, a “Contest”), plus, in each case, interest on any delayed payment to which the Participant is ultimately determined to be entitled at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) based on the rate in effect for the month in which such legal fees and expenses were incurred.

SECTION 6
AMENDMENT AND TERMINATION
The Plan may be terminated or amended in any respect by resolution adopted by the Committee; provided that, in connection with or in anticipation of a Change in Control, this Plan may not be terminated or amended in any manner that would adversely affect the rights of Participants in connection with a Qualifying CIC Termination; provided, further, that following a Change in Control, this Plan shall continue in full force and effect and shall not terminate, expire or be amended until after all Participants who become entitled to any payments or benefits hereunder in connection with a Qualifying CIC Termination shall have received such payments and benefits in full pursuant to Section 3.
SECTION 7
PLAN ADMINISTRATION
7.1    General. The Committee is responsible for the general administration and management of this Plan (the committee acting in such capacity, the “Plan Administrator”) and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the provisions of this Plan and to determine all questions relating to eligibility for benefits under this Plan, to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate, and to make any findings of fact needed in the administration of this Plan. Following a Change in Control, the validity of any such interpretation, construction, decision, or finding of fact shall be given de novo review if challenged in court, by arbitration, or in any other forum, and such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Plan Administrator or characterization of any such decision by the Plan Administrator as final or binding on any party.
7.2    Not Subject to ERISA. This Plan does not require an ongoing administrative scheme and, therefore, is intended to be a payroll practice which is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). However, if it is determined that this Plan is subject to ERISA, (i) it shall be considered to be an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (a “top-hat plan”), and (ii) it shall be administered in a manner which complies with the provisions of ERISA that are applicable to top-hat plans.
7.3    Indemnification. To the extent permitted by law, the Company shall indemnify the Plan Administrator, whether the Committee or the Independent Committee, from all claims for liability, loss, or damage (including the payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with this Plan.
SECTION 8
SUCCESSORS; ASSIGNMENT
8.1    Successors. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation,

reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under this Plan. As used in this Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, written agreement or otherwise.
8.2    Assignment of Rights. It is a condition of this Plan, and all rights of each person eligible to receive benefits under this Plan shall be subject hereto, that no right or interest of any such person in this Plan shall be assignable or transferable in whole or in part, except by will or the laws of descent and distribution or other operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.
SECTION 9
SECTION 409A OF THE CODE
9.1    The provisions of this Section 9 shall apply to U.S. Taxpayer Participants only.
9.2    General. The obligations under this Plan are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent possible. For purposes of nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on a Participant pursuant to Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan.
9.3    Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including without limitation, where applicable, the requirement that (i) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Participant’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible fees and expenses shall be made no later than the last day of the calendar year following the year in which the applicable fees and expenses were incurred; provided that the Participant shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
9.4    Delay of Payments. Notwithstanding any other provision of this Plan to the contrary, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payment or benefit that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to be paid to such Participant under this Agreement during the six-month period immediately following such Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of such Participant’s separation from service shall be accumulated and paid to such Participant with Interest (based on the rate in effect for the month in which the Participant’s separation from service occurs) on the first business day of the seventh month following the Participant’s separation from service (the “Delayed Payment Date”), to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A of the Code. If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his or her estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of such Participant’s death.
SECTION 10
MISCELLANEOUS
10.1    Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal laws of the State of Delaware will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.
10.2    Withholding. The Company may withhold from any amount payable or benefit provided under this Plan such federal, state, local, foreign and other taxes and/ or social security payments as are required to be withheld pursuant to any applicable law or regulation.
10.3    Gender and Plurals. Wherever used in this Plan document, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.
10.4    Plan Controls. In the event of any inconsistency between this Plan document, the Service Agreement and any other communication regarding this Plan, this Plan document controls. The captions in this Plan are not part of the provisions hereof and shall have no force or effect.

10.5    Not an Employment Contract. Neither this Plan nor any action taken with respect to it shall confer upon any person the right to continued employment with the Company or any Affiliate.
10.6    Notices.
(a)    Any notice required to be delivered to the Company by a Participant hereunder shall be properly delivered to the Company when personally delivered to, or actually received through the U.S. mail or electronic mail (e-mail) (so long as confirmation of receipt of e-mail is requested or received) by:

RXO, Inc.
[•]
[•]
Attention:	General Counsel
E-mail:	[•]
(b)    Any notice required to be delivered to the Participant by the Company hereunder shall be properly delivered to the Participant when the Company delivers such notice by e-mail (so long as confirmation of receipt of e-mail is requested or received), personally or by placing said notice in the U.S. mail registered or certified mail, return receipt requested, postage prepaid to that person’s last known address as reflected on the books and records of the Company.
10.7    Severability. If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of this Plan, and this Plan shall be construed and enforced as if such provision had not been included in this Plan.